Exhibit 10.31

LICENSE AGREEMENT FOR
OPENTV INTERACTIVE APPLICATIONS AND
ENTERPRISE AND NETWORK SOLUTIONS

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of August 16, 2002, but shall only come into force and effect on the date of Closing as defined in the Stock Purchase Agreement dated 8 May 2002 between MIHL, OTV Holdings Limited, Liberty Media Corporation and LDIG OTV Inc. (“Effective Date”) by and among OPENTV, Inc., a Delaware corporation with offices at 401 East Middlefield Road, Mountain View, California 94043-4005, USA (“OPENTV”); MultiChoice Africa Limited (referred to herein as “MCA” or “Licensee”), a company incorporated in the British Virgin Islands, whose registered office is at Beaufort House, Main Street, Road Town, Tortola, British Virgin Islands and MIH Limited, a company incorporated in the British Virgin Islands, whose registered office is at Beaufort House, Main Street, Road Town, Tortola, British Virgin Islands (“MIHL”), and consists of this Agreement and the Exhibits hereto, which are incorporated in full by this reference. Capitalized terms shall have the meaning defined herein and in the Exhibits.

RECITALS

WHEREAS, OPENTV is in the business of providing interactive software solutions, services and consulting for digital cable, satellite and terrestrial broadcast television networks;

WHEREAS, MultiChoice Africa (Pty) Limited (“MCAL”) is a digital television broadcaster and has entered into a Network Solutions Agreement dated as of December 20, 2000, as amended as of October 25, 2001 (the “MCAL NSA”) with OpenTV for the use of the OPENTV System related to the provision of interactive television services to MCAL’s Subscribers;

WHEREAS, MultiChoice Hellas SA (“MultiChoice Hellas”) is a digital television broadcaster and has entered into a Network Solutions Agreement dated as of April 1, 2000 (the “MCH NSA”) with OpenTV for the use of the OPENTV System related to the provision of interactive television services to MultiChoice Hellas’ Subscribers; and

WHEREAS, Licensee now wishes to obtain, and OpenTV is willing to provide, certain software in relation to the OpenTV System on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants set forth in this Agreement, the parties agree to the foregoing and as follows:

AGREEMENT

1.    LICENSE GRANTS.

1.1.    Fees and Compliance.    The license grants set forth in this Section 1 are each expressly subject to Licensee’s compliance with the terms and conditions of this Agreement and payment of the applicable license fees as set out in Exhibit E attached. The license grants are limited to the Territories.

In addition, provided Licensee has paid all applicable fees as set out in the applicable Exhibits hereto, Licensee shall have the right to sublicense its rights with respect to the Products to MCAL, MultiChoice Hellas, and provided United Broadcast Corporation Public Company Limited (“UBC”) has entered into a Network License Agreement with OpenTV, to UBC for use in their respective Territories, provided however that:

(i)
Licensee shall ensure that its sub-license agreements will be on such terms and conditions as necessary to ensure that MCAL, MultiChoice Hellas and UBC will comply with the obligations of Licensee under this Agreement relating to the use of the Products. Licensee agrees that OpenTV shall have the right to review and approve the form of the sublicense agreements, which approval shall not unreasonably be withheld or delayed, and that OpenTV shall be included as a direct third party beneficiary to such sublicense agreements; the sublicense agreements shall provide, inter alia, that the sublicensees shall be entitled to the benefit of Licensee’s right to indemnification and shall agree to indemnify OpenTV in accordance with the terms hereof.

(ii)
Licensee warrants that MCAL, MultiChoice Hellas, and UBC will comply with Licensee’s obligations under this Agreement in connection with the use of the Products and Licensee accepts that it shall be primarily liable to Open TV for any liability or loss which Open TV may suffer as a result of the acts and/or omissions of MCAL, MultiChoice Hellas and/or UBC in breach of the provisions of this Agreement.

(iii)	except as expressly stated to the contrary in this Agreement, no additional fees are payable to OpenTV in connection with such sub-licenses to MCAL, MultiChoice Hellas and/or UBC.

OpenTV agrees to negotiate in good faith the additional license fees and other terms, conditions and provisions that will apply to a sublicense to the Products to any additional Controlled Affiliate (as such term is defined in that certain Stock Purchase Agreement dated as of May 8, 2002 by and among MIH Limited, OTV Holdings Limited, Liberty Media Corporation and LDIG OTV, Inc.).

1.2.    Enterprise and Network Solutions License.    For each “Enterprise and/or Network Solutions Software” that is listed on Exhibit B as a Product being licensed to Licensee, then for the Term of this Agreement OPENTV hereby grants to Licensee a license in accordance with the terms and conditions of this Agreement and Exhibit B. In the event of a conflict between any term of this Agreement and Exhibit B, the terms of Exhibit B shall control. If there is more than one Exhibit B, the first shall be attached hereto as Exhibit B-1. Each subsequent Exhibit B shall be referred to as Exhibit B-[    ], completing the blank for each new Exhibit B with a number, in ascending numerical order. All such Exhibits B’s shall be collectively referred to herein as “Exhibit B.”

1.3.    OPENTV Interactive Applications License.    For each “OPENTV Interactive Application” that is listed on Exhibit C as a Product being licensed to Licensee, OPENTV hereby grants to Licensee for the Term of this Agreement a license in accordance with the terms and conditions of this Agreement and Exhibit C. In the event of a conflict between any term of this Agreement and Exhibit C, the terms of Exhibit C shall control. If there is more than one Exhibit C, the first shall be attached hereto as Exhibit C-1. Each subsequent Exhibit C shall be referred to as Exhibit C-[    ], completing the blank for each new Exhibit C with a number, in ascending numerical order. All such Exhibits C’s shall be collectively referred to herein as “Exhibit C.”

1.4.    Documentation License.    OPENTV hereby grants to Licensee for the Term of this Agreement the limited, non-transferable, non-exclusive, non-assignable and non-sublicensable (subject to clause 1.1 above) license to use the Documentation in the Territory in connection with the permitted use of the applicable Product. Licensee shall have the right to use that number of copies of the Documentation as set forth on the applicable Exhibit B and/or C (as the case may be). Licensee agrees that the Documentation is the Confidential Information of OPENTV, and shall be subject to the non-disclosure and confidentiality obligations of Section 8 of this Agreement.

1.5.    Restrictions.    Licensee shall not (a) exceed the scope of the licenses granted in this Section 1; (b) make copies of the Products or Documentation except as otherwise expressly authorized under this Agreement; (c) except as expressly otherwise stated in this Agreement, sublicense, assign, delegate, rent, lease, sell, time-share or otherwise transfer the licenses granted hereunder or any of the related rights or obligations, whether as a standalone or bundled product, for any reason, and any attempt to make any such sublicense, assignment, delegation or other transfer by Licensee shall be void and of no effect; (d) reverse engineer, decompile, disassemble or otherwise attempt to learn the source code, structure or algorithms underlying the Products, or use the Products or any portion thereof except in machine-readable object code form; (e) modify, translate or create derivative works based on the Products without the prior written consent of OPENTV; (f) remove any copyright, trademark, patent or other proprietary notice which appears on the Products or copies thereof; or (g) use the Products in conjunction with digital integrated receivers decoders that are not authorized Receivers as defined herein. Nothing in this Section shall preclude Licensee from interfacing and integrating the Products with Licensee’s network or from implementing fixes or repairs authorized by OPENTV.

1.6.    No License to Accessed Content.    All content accessed by use of the Products is the property of the applicable content owner and may be protected by applicable copyright law. Nothing in this Agreement shall be construed to give Licensee any rights to such content, and except as expressly otherwise provided in this Agreement or any Exhibit thereto, Licensee shall be solely responsible for obtaining such rights to the extent necessary for Licensee’s contemplated use of such content.

1.7.    Other Licensee Obligations.    Except as otherwise expressly provided herein, Licensee shall (a) be responsible for all technical support of its customers; (b) inform OPENTV of any complaints or problems encountered during Licensee’s use of the Products or Documentation of which Licensee becomes aware and any resolutions by Licensee of such complaints and problems, in accordance with the provisions of the Maintenance and Support Agreement in Exhibit D; (c) immediately notify OPENTV upon learning of any unauthorized use or disclosure of the Products, Documentation or any portions thereof, or of any actual or threatened misappropriation, violation, or infringement by a third party or parties of OPENTV’s Intellectual Property Rights; (d) immediately notify OpenTV upon receipt of any notice that Licensee’s use of the Products infringes or potentially infringes any third party Intellectual Property Rights; (e) supervise and control the use of the Products and Documentation in accordance with Licensee’s security procedures and in accordance with the normal business practices of the industry to ensure that such use takes place in accordance with the terms of this Agreement; (f) ensure that all Products licensed hereunder maintain appropriate patent markings in accordance with the laws in the applicable Territory; and (g) comply with all applicable laws and regulations with respect to obtaining the necessary licenses and permits, and comply with regulations regarding labeling, approvals, registrations and notifications as may be applicable to this Agreement and Licensee’s exercise of its rights hereunder. In addition, Licensee shall, and shall make arrangements such that its employees, subcontractors, agents, suppliers and service providers shall, cooperate with OPENTV in good faith, and at OPENTV’s expense, in the prosecution of any action by OPENTV for the protection of OPENTV’s rights in the Products. OPENTV shall not be under any obligation to take any legal or other action whatsoever against such third parties but should OPENTV decide to do so, Licensee shall at the request and cost of OPENTV provide such cooperation and assistance in connection therewith as OPENTV may require. Licensee shall have no right to take any action against third parties with regard to the wrongful deployment or use of the Products, provided however, in the event and to the extent that OpenTV decides not to take any action against such third parties wrongfully deploying one or more of the Products, then Licensee shall have the right to request OpenTV to pursue such an action at Licensee’s own cost and expense, subject to the consent of OpenTV, which the parties agree may be withheld in the sole discretion of OpenTV in the event that OpenTV determines that the pursuit of such litigation is not in the best interests of OpenTV for any reason, including without limitation, (i) situations where OpenTV deems it inadvisable to assert particular Intellectual Property Rights at that time, in the relevant jurisdiction or against the relevant party, and (ii) situations where OpenTV is in negotiations of a licensing arrangement or business resolution of the alleged wrongful use by such party.

1.8.    Licensee Covenant and Release.

(a)
Covenant Not to Sue.    Licensee covenants and agrees as to itself, and any entity controlling, controlled by or under common control with Licensee (collectively, the “Licensee Entities”), that neither Licensee nor any other Licensee Entity, to the extent any such Licensee Entities have any rights to assert, shall assert against OPENTV or any entity controlling, controlled by or under common control with OPENTV (collectively, the “OPENTV Entities”), and the OPENTV Entities’ respective suppliers, distributors, dealers, customers or licensees, any claim of patent infringement or violation of other Intellectual Property Rights based on the OPENTV Entities’ licensed or owned middleware or interactive television products, services or technology

(including, without limitation, the Products). For the purposes of this Section 1.8, Liberty Broadband Interactive Television, Inc. (“LBIT”) shall be deemed to be the entity in control of OpenTV and any entities in control of LBIT shall be disregarded.

(b)
Releases of IPR Related Claims.    Licensee and Licensee Entities hereby generally and specifically release OpenTV and the OpenTV Entities and their respective suppliers, distributors, dealers, customers and licensees from any claim based on any prior, present or future acts of patent infringement and/or alleged patent infringement relating to the OpenTV and the OpenTV Entities’ middleware or interactive television products, services or technology (including, without limitation, the Products), whether such claims are now in existence or arise hereafter.

(c)
Survival.    The foregoing covenant and release shall survive the termination of this Agreement, and shall inure to any successor party or parties that may own any of the Licensee’s television platform for so long as the Product remains deployed in any such platform.

(d)	Exception. For purposes of this Section 1.8, the foregoing covenant and release shall:

—
not apply to any claim of patent infringement, alleged patent infringement and/or any violation of other Intellectual Property Rights relating to any conditional access technology of Licensee and/or Licensee Entities;

—
not in any way extend the scope of the covenant not to sue provided by M-Web Studios (Pty) Limited (“M-Web”) as to itself and its related entities in connection with the agreement between M-Web and OpenTV dated 29 August 2000 and the deliverables under such agreement.

2.    OWNERSHIP.    OPENTV and its licensors own and shall retain all Intellectual Property Rights and all other proprietary rights in and to the Products, Documentation and all of their components, and in and to any and all derivative works thereof. Licensee shall not acquire any rights in the Products or the Documentation other than the license rights expressly specified in this Agreement. OPENTV hereby acknowledges that all rights, title and interest in the Licensee Content, Licensee Features and Licensee Data shall remain the property of Licensee and/or licensors; provided, however, that Licensee shall procure all necessary rights for OPENTV to use Licensee Content, Licensee Features and Licensee Data in order to comply with its obligations hereunder.

3.    SOFTWARE MAINTENANCE AND SUPPORT.

3.1.    Maintenance and Support Services.    Subject to the timely payment of the support fees for the applicable Product(s) and applicable locations (which fees are described in Exhibit E), OPENTV shall provide the maintenance and support services for such Product(s) and locations as set forth in Exhibit D. OPENTV’s obligation to provide the maintenance and support services pursuant to this Agreement is subject to OPENTV’s End of Life Policy as set forth in Section 3.2. OPENTV shall have no obligation to provide maintenance and support for a Product that (a) has been used on any equipment other than the Approved Equipment, or (b) has been modified in breach of this Agreement.

3.2.    End of Life Policy.    Licensee acknowledges that, as hardware platforms evolve, new features may be added to the Products based on market demand and technological innovation. Accordingly, as OPENTV develops enhanced versions of the Products, OPENTV may cease to maintain and support older versions. OPENTV will notify Licensee of a Product undergoing the transition from supported to unsupported status at least six (6) months in advance of a Product’s end of life (“EOL”). A time schedule for the termination of support will be provided on a product-by-product basis. After the six (6) month EOL notification period, OPENTV will continue to offer Licensee the option of obtaining technical support at the then-current maintenance price for the discontinued product or version for a maximum period of two (2) years. Maintenance for discontinued products during a transitional support period shall include patches only for critical bug fixes and shall not include the addition of any new features, functionality, enhancements or improvements. Notwithstanding the foregoing, it is understood between the parties that the EOL shall not be applicable to the PlayJam Channel Application set out in Exhibit C-3.

3.3.    Other Services.    Upon Licensee’s request, and subject to acceptance by OPENTV, OPENTV may: (a) provide additional installation and integration services; (b) develop additional interfaces; (c) develop OPENTV Interactive Applications; (d) provide training services; or (e) provide other services related to the Products (collectively “Services”). Except as expressly otherwise stated in this Agreement, no integration or implementation Services are included as part of this Agreement. Except as expressly otherwise stated in this Agreement, any such Services will be provided pursuant to the terms of the Master Services Agreement dated 19 February 2001, between OPENTV and MCAL, or the similar services agreement entered into between OpenTV and Netmed Hellas SA dated 5 November 2001.

4.    FEES.

4.1.    License Fees.    Licensee shall pay to OpenTV the license fees (including any taxes, shipping and handling) set forth on Exhibit E (for the OpenTV Enterprise or Network Solutions and for the OpenTV Interactive Applications), as may be applicable. The Products shall be accepted by Licensee upon delivery and Licensee acknowledges that as of acceptance all related license fees shall be non-refundable.

4.2.    Payment Terms; Taxes.    All License Fees shall be paid in United States dollars and are due upon the Effective Date and any other amounts payable to OpenTV under this Agreement shall be paid in United States dollars and shall be due thirty (30) days from the date of receipt of the invoice except as expressly otherwise agreed in this Agreement. All amounts shall be paid without set-off and without deduction of any taxes, levies, imposts, charges, withholdings and/or duties of any nature which may be levied or imposed, including without limitation, value added tax, customs duty and withholding tax. If Licensee is at any time required by any applicable law to make any such deduction from any amount due to OpenTV under this Agreement, then the amount due from Licensee to OpenTV in respect of such payment shall be increased by such amount to result, notwithstanding the deduction, in OpenTV’s receipt on the due date of the amount that OpenTV would have received if Licensee had not been required to make such deduction. All payments shall be made by check or wire transfer. In the event that payment is to be made by wire transfer, Licensee shall wire transfer the payment to OpenTV’s account as shall be designated to Licensee by OpenTV, all wire transfer fees prepaid. Notwithstanding any other rights of OpenTV, in the event of late payment by Licensee, OpenTV shall be entitled to interest on the amount owing at a rate of 2% (two percent) above the LIBOR rate for US dollars per annum or the highest rate allowed by applicable law, whichever is less, compounded on a daily basis from the due date of payment until the date of actual payment.

5.    TERM AND TERMINATION.

5.1.    Term.    This Agreement and the licenses granted hereunder (specifically excluding the license in respect of the Playjam Channel Applications (as defined in Exhibit C-3)) shall remain in effect in perpetuity from the Effective Date unless terminated in accordance with the terms of this Section 5 (the “Term”).

5.2.    Termination.    This Agreement and the license granted hereunder may be terminated: (i) by OpenTV immediately upon written notice if Licensee has not paid any fees due under this Agreement within thirty (30) calendar days after written notice to Licensee that such payment is past due; or (ii) by either party if the other has materially breached this Agreement, which breach, if remediable, has not been cured within 30 calendar days after written notice thereof to the other party; if such breach is not remediable then the termination shall be effective immediately upon written notice; or (iii) by either party if the other enters into bankruptcy proceedings (or any involuntary petition in bankruptcy has been filed against it which has not been dismissed within 30 days), liquidates, winds up, is insolvent or seeks any relief under any law related to its financial condition.

5.3.    Effect of Termination.    Upon such termination, all licenses granted hereunder by OpenTV shall terminate and Licensee shall immediately cease its use of the Products. Licensee shall, immediately upon such termination, return to OpenTV all Products, Documentation and other materials and information provided by OpenTV and any copies thereof made by Licensee, including copies in all forms, partial and incomplete, on any types of media and in any computer memory, and whether or not modified or merged in other materials. Upon OpenTV’s request, Licensee shall certify to OpenTV in a writing signed by Licensee that it has retained no copies of such Products,

Documentation, materials or information. Termination shall not relieve Licensee from paying all fees accruing prior to termination and shall not limit OpenTV from pursuing any other available remedies. Notwithstanding the foregoing, in the event this Agreement is terminated as a result of a material breach by OpenTV, then such termination shall not have immediate effect and Licensee shall be granted a reasonable period of extended use of the Products until an alternative product solution has been found by Licensee, such period not to exceed six (6) months as of termination of this Agreement.

6.    WARRANTY.

6.1.    OpenTV Warranty.    OpenTV makes the following warranties to Licensee:

6.1.1.    Product.    Each Product, when used by Licensee on the Approved Equipment in accordance with the provisions of this Agreement and in compliance with the applicable Documentation, will perform in substantial compliance with the functions described in the Documentation.

6.1.2.    Media.    The media on which the Product is recorded will be free from defects in materials and workmanship during normal use for a period of ninety (90) days from the date that the Product was delivered to Licensee in accordance with the provisions of this Agreement.

6.2.    Exclusive Remedies.    Licensee shall report to OpenTV, pursuant to the notice provision of this Agreement, any breach of the warranties set forth in this section during the relevant warranty period. In the event of a breach of warranty by OpenTV under this Agreement, Licensee’s sole and exclusive remedy, and OpenTV’s entire liability, shall be as follows:

(a)
For Products.    Licensee’s exclusive remedy and OpenTV’s entire liability with regard to the Product(s) will be the free correction of Errors or free replacement of the Product(s) licensed hereunder for a period of 6 months after acceptance of the Product and correction of Errors in accordance with the maintenance and support services set out in Exhibit D in effect for Licensee, if any.

(b)	For Media. For any defective media, OPENTV will replace the defective media at its own cost.

6.3    Limitations of Warranties.    Any and all warranties and indemnifications shall be void as to Products damaged or rendered unserviceable by: (a) abuse, misuse, neglect, theft, vandalism, fire, water or any other peril or accidental damage; (b) the acts or omissions of non-OpenTV personnel; or (c) moving or relocation. No warranty or indemnification shall apply where the defect or error in the Products is caused by: (w) any use of the Product which is not in conformity with the provisions of this Agreement or in substantial compliance with the Documentation; (x) any repair, modification or installation of the Products not made or expressly authorized by OpenTV; (y) defects or failures attributable to elements of Licensee’s network other than the Product; or (z) the use or attempted use of software other than that supplied and supported by OpenTV. Replacement or repair of a Product shall not extend its warranty period beyond the original warranty expiration date.

6.4    Disclaimer of Warranty.    EXCEPT FOR THE WARRANTIES SET FORTH IN THIS AGREEMENT, OPENTV AND ITS LICENSORS PROVIDE THE PRODUCT, THE DOCUMENTATION AND SERVICES WITHOUT ANY WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY OPENTV SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THIS WARRANTY. THE PARTIES ACKNOWLEDGE THAT SOME JURISDICTIONS RESTRICT THE RIGHT TO EXCLUDE CERTAIN WARRANTIES, THEREFORE THE RIGHTS THAT LICENSEE MAY HAVE MAY VARY FROM JURISDICTION TO JURISDICTION.

6.5    Licensee Warranty.    Licensee represents, warrants and agrees that to the best of Licensee’s knowledge, Licensee Content and/or Licensee Features do not infringe upon or violate any Intellectual Property Rights of any third party. Licensee represents and warrants to OpenTV that Licensee holds the necessary rights to allow OpenTV to access and/or support any Licensee Content and/or Licensee Features.

7.    WAIVER OF CONSEQUENTIAL DAMAGES; LIMITATION OF LIABILITY.    EXCEPT IN THE EVENT OF FRAUD OR WILFUL MISCONDUCT BY EITHER PARTY, NEITHER OPENTV NOR LICENSEE SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGES ARISING UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF BUSINESS, PROFIT, REVENUES AND/OR DATA WHETHER ARISING FROM NEGLIGENCE, BREACH OF CONTRACT OR OTHERWISE. OPENTV’S TOTAL LIABILITY HEREUNDER TO LICENSEE SHALL NOT EXCEED THE LESSER OF THE AGGREGATE FEES EFFECTIVELY PAID HEREUNDER BY LICENSEE OR US$2,000,000. THIS LIMITATION OF LIABILITY SHALL NOT APPLY TO LIABILITY OF OPENTV OR ITS AFFILIATES FOR DEATH OR PERSONAL INJURY CAUSED BY THE NEGLIGENCE OF OPENTV AND/OR AFFILIATES IN ANY JURISDICTION WHERE BY LAW SUCH LIABILITY CANNOT BE LIMITED OR EXCLUDED.

8.    CONFIDENTIALITY.

8.1    Licensee acknowledges that the Products and related Documentation contain proprietary information and trade secrets of OpenTV and its licensors, if any, whether or not any portion thereof is or may be the subject of a valid copyright or patent, and as such shall be considered Confidential Information. Licensee shall maintain such Confidential Information and all information and data contained in the Products, Documentation or any portion thereof in strict confidence and shall not publish, communicate or disclose, or permit to be published, communicated or disclosed, to any third party such information or data without OpenTV’s prior written consent. Licensee agrees to take all appropriate steps to ensure that persons having access to Products and Documentation shall refrain from any unauthorized reproduction, use or disclosure of the Products or any portion thereof.

8.2    The parties accept that any breach of this Section 8 by a party will cause injury to the other party and that in the event of such a breach, monetary damages would not be an adequate remedy. Accordingly, and Section 11.5 notwithstanding, in the event of such a breach or threatened breach by the receiving party, the disclosing party shall be entitled to seek injunctive relief in any court of competent jurisdiction, without prejudice to the other remedies available to the disclosing party for such breach or threatened breach.

9.    OPENTV INDEMNIFICATION.

9.1    Conditions for Indemnification.    OPENTV is not currently aware that any Product or portion thereof infringes any third party proprietary right. Subject to Section 7 hereof, OpenTV agrees to defend and hold Licensee and any sub-licensees sub-licensed pursuant to Section 1.1 above (the “Sub-Licensees”) harmless from and against any claim, suit, demand, or action alleging that the Products or any portion thereof infringes a patent of a third party in a Territory; or that the Product infringes any copyright of a third party; or that the Product misappropriates any trade secret or other intellectual property right of a third party, and OpenTV shall indemnify Licensee and any Sub-Licensees for all costs, expenses, and damages finally awarded (or settlement amounts actually paid with the approval of OpenTV which approval shall be made in the sole discretion of OpenTV) arising from any such claim, suit, demand, or action; provided, however, that (a) Licensee shall have given OpenTV prompt written notice of such claim, suit, demand, or action; (b) Licensee shall cooperate with OpenTV in the defense and settlement thereof as OpenTV may reasonably request and it is understood that such cooperation does not imply any financial burden of Licensee; and (c) OpenTV shall have sole control of the defense of such claim, suit, demand, or action and the settlement or compromise thereof. The Indemnified Party shall have the right to employ separate counsel, if the Indemnified Party so elects in its sole discretion, and to participate in (but not control) the defense, compromise, or settlement thereof and the fees and expenses of such counsel shall be paid by the Indemnified Party unless the claim, investigation, action, suit or proceeding involves a claim where (i) any relief other than the payment of money damages is sought against the Indemnified Party or (ii) such Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party or that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action. In the event that the circumstances in (i) and/or (ii) exist, then the fees and expenses of the

Indemnified Party’s counsel shall be borne by the Indemnifying Party and the Indemnified Party shall have the right to elect whether to control the defense, compromise or settlement of such action itself or whether it requires the Indemnifying Party to do so on its behalf. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such action for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the written consent of such Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise or consent to entry of any judgment with respect to any such claim, investigation, action, suit or proceeding.

9.2    Prevention of Infringement.    If a third party claims infringement or misappropriation as a result of Licensee’s use of the Products or any portion thereof, or if OpenTV believes in its reasonable judgment that Licensee’s use of the Products or any portion thereof will potentially infringe or misappropriate an Intellectual Property Right in the Territory, including patent, copyright, trade secret or other proprietary right of a third party, or a temporary or a final injunction is obtained by a third party against Licensee’s use of the Products or any portion thereof by reason of alleged or actual infringement of a third party’s Territory patent, copyright, trade secret, or other proprietary right, then OpenTV shall as soon as reasonably possible, at its option and expense, (a) procure for Licensee the right to continue using the Products; (b) replace or modify for Licensee the Products or such infringing portion thereof so that it no longer infringes or misappropriates such Intellectual Property Right including patent, copyright, trade secret, or other proprietary right, so long as the utility or performance of the Product is not materially adversely affected by such replacement or modification and the Product continues to materially conform with the Documentation; or if neither of the foregoing options is practicable from a technical and/or economic perspective (c) terminate the license for such Product. Upon request by OpenTV to Licensee after notice by OpenTV of such potential infringement or misappropriation, or such injunction, Licensee will discontinue such use until such time that OpenTV has taken one of the steps set forth in the preceding sentence. In such event OpenTV will be liable to Licensee for the lesser of (a) the direct damages suffered by Licensee as a result of OpenTV’s termination of the license for such Product pursuant to this Section 9.2 (c), and/or as a result of Licensee being obliged to discontinue use of the Products, provided that OpenTV’s maximum liability under this section will always be subject to the limitation of liability as set out in Section 7 above, and (b) an appropriate pro-rata amount of the license fees already paid for the discontinued Product in respect of the remaining Term.

9.3    Exclusions.    OpenTV shall have no liability to Licensee for any infringement action or claim that is based upon or arises out of the use of (a) the Product or any portion thereof in combination with any other system, equipment, functions, features, or software not specified in this Agreement or any unauthorized modification of the Product, in the event that, but for such use or modification, the claim of infringement would not lie; (b) use of the Products other than as intended by this Agreement; (c) incorporation of a specific design or modification on Licensee’s request; (d) a patent, trademark or copyright in which the Licensee or a directly controlled affiliate or subsidiary of the Licensee has a direct or indirect interest by license or otherwise; or (e) trade secrets, Confidential Information, or other proprietary rights of a third party that have been misappropriated by Licensee from a third party. In addition OpenTV shall have no liability for any indemnification obligations hereunder for any period in which Licensee is in material breach of this Agreement, provided however, that in the event that Licensee is in material breach of this Agreement and OpenTV claims the right to not provide indemnity hereunder for such reason, then upon the receipt of a demand for indemnity from Licensee or thereafter if such material breach occurs after the demand is made, OpenTV shall inform Licensee that it is in material breach of the Agreement in a written notice that contains an explanation of such breach and Licensee shall have thirty days within which to cure such breach and if such breach is so cured, then Licensee shall be entitled to indemnification hereunder as if such breach had not occurred.

9.4    Exclusive Remedy.    THIS SECTION 9 SETS FORTH THE EXCLUSIVE REMEDY OF LICENSEE AND SUB-LICENSEES AGAINST OpenTV WITH RESPECT TO ANY ACTION OR CLAIM OF ALLEGED OR ACTUAL INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER PROPRIETARY RIGHT BY THE PRODUCTS, ANY PORTION THEREOF, OR THE SERVICES. LICENSEE SHALL MAKE NO CLAIM AGAINST OpenTV’s LICENSORS ON ACCOUNT THEREOF.

10.    LICENSEE INDEMNIFICATION.

10.1    Conditions for Indemnification.    Licensee agrees to defend, indemnify (including, without limitation, for reasonable attorneys’ fees), and hold harmless at its own expense any claim, suit or action brought against OpenTV, and its respective officers, directors, employees, agents, and shareholders (collectively, the “OpenTV Group”) that arises out of or relates to allegations that the Licensee Content, Licensee Features, Licensee Data or other technology or content which Licensee has provided or given OpenTV the right to use in order to comply with its obligations under this Agreement, infringes any patent, copyright, trademark, service mark or trade secret of any third party, provided that (a) Licensee is notified of the claim in writing within a reasonable period of time after the General Counsel of OpenTV receives notice of the claim, suit or action; and (b) OpenTV gives Licensee reasonable assistance, information and authority necessary for Licensee to provide such defense and indemnity and it is understood that such cooperation does not imply any financial burden of OpenTV; and (c) Licensee shall have sole control of the defense of such claim, suit, demand, or action and the settlement or compromise thereof. The Indemnified Party shall have the right to employ separate counsel, if the Indemnified Party so elects in its sole discretion, and to participate in (but not control) the defense, compromise, or settlement thereof and the fees and expenses of such counsel shall be paid by the Indemnified Party unless the claim, investigation, action, suit or proceeding involves a claim where (i) any relief other than the payment of money damages is sought against the Indemnified Party or (ii) such Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party or that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action. In the event that the circumstances in (i) and/or (ii) exist, then the fees and expenses of the Indemnified Party’s counsel shall be borne by the Indemnifying Party, and the Indemnified Party shall have the right to elect whether to control the defense, compromise or settlement of such action itself or whether it requires the Indemnifying Party to do so on its behalf. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such action for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the written consent of such Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise or consent to entry of any judgment with respect to any such claim, investigation, action, suit or proceeding.

10.2    Prevention of Infringement.    In the event that Licensee receives notice of possible infringement by any Licensee Content, Licensee Features and Licensee Data or other technology or content provided or licensed to OpenTV by Licensee, or believes in its reasonable judgment that such Licensee Content, Licensee Features, Licensee Data or other technology or content provided or licensed to OpenTV by Licensee are likely to become the subject of any such claim of infringement, then Licensee, at Licensee’s option and expense, shall as soon as reasonably possible either (a) procure for OpenTV the right to continue using the allegedly infringing Licensee Content, Licensee Features, or other technology or content licensed to OpenTV by Licensee or (b) replace or modify the allegedly infringing Licensee Content, Licensee Features, or other technology or content licensed to OpenTV by Licensee, while retaining comparable functionality and performance, so that it is not infringing. Upon notice by Licensee to OpenTV of such belief of such infringement or misappropriation, or such injunction, OpenTV will discontinue such use until such time that Licensee has taken one of the steps set forth in the preceding sentence.

10.3    Exclusive Remedy.    THIS SECTION 10 SETS FORTH THE EXCLUSIVE REMEDY OF OPENTV AGAINST LICENSEE WITH RESPECT TO ANY THIRD PARTY ACTION OR CLAIM BROUGHT AGAINST OPENTV OR ITS AFFILIATES OF ALLEGED OR ACTUAL INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER PROPRIETARY RIGHT OWNED BY A THIRD PARTY ARISING FROM OR BY VIRTUE OF THE LICENSEE CONTENT, THE LICENSEE FEATURES, LICENSEE DATA AND/OR OTHER TECHNOLOGY OR CONTENT PROVIDED OR LICENSED TO OPENTV BY LICENSEE UNDER THIS AGREEMENT.

11.    MISCELLANEOUS.

11.1    On-Site Precautions.    Each party shall take all reasonable precautions to ensure the health and safety of the other party’s personnel while they are working at the first party’s premises. Each party shall indemnify the other in the event that any employee of the other party suffers personal injury or death as a result of the negligent act or omission of the first party.

11.2    Quarterly Reports.    Licensee shall provide OPENTV with a quarterly written report within thirty (30) business days after the end of each calendar quarter. Each report shall, in addition to reporting the number of purchased Receivers under the MCAL NSA, include the total number of Subscribers and the total number of registered interactive Subscribers of each Sub-Licensee during the preceding quarter.

11.3    Notices.    All notices, summons and communications related to this Agreement and sent by either Party hereto to the other shall be written in English and shall be given in writing by registered mail, internationally recognized overnight courier or by facsimile also confirmed by registered mail or internationally recognized overnight courier. Any such notice shall be deemed to have been duly given or made when delivered personally or seven (7) calendar days after posting or if sent by facsimile, thirty-six (36) hours after dispatch to the party to which such notice is required to be given or made under this Agreement addressed to the principal place of business:

with respect to OPENTV to:
OPENTV, Inc.
401 East Middlefield Road
Mountain View, California 94043
Attn.: Legal Department
Telephone: +1 650 429-5500
Facsimile: +1 650 230-8944

with respect to MCA and MIHL:
Beaufort House, Main Street,
Road Town, Tortola, British Virgin Islands
Facsimile: +31 23 556 2880
For attention: Chief Financial Officer

with a copy to:
MultiChoice Africa (Pty) Ltd
75, Republic Road, Ferndale
Randburg PO Box 1502
Randburg 2125, South Africa
Attn: Chief Financial Officer.
Telephone: +2711 289 3771
Facsimile: +2711 781 1884

No change of address shall be binding upon the other party hereto until written notice thereof is received by such party at the address shown herein.

11.4    Assignment.    Subject to clause 1.1 above Licensee shall not transfer or assign this Agreement or any of its rights or obligations hereunder, the Products or any component thereof, or any other materials provided hereunder, to any other person or entity without the prior written consent of OpenTV which consent shall not unreasonably be withheld or delayed. Any such attempted assignment shall be void and of no effect. OpenTV may freely assign this Agreement, or delegate obligations under this Agreement, to its Affiliates provided that OpenTV, Inc. shall remain liable for any breaches of obligations owing to Licensee hereunder, and such assignment shall not relieve OpenTV of its obligations hereunder unless Licensee agrees to so release OpenTV.

11.5    Survival.    Sections 1.5, 1.8(c), 2, 4, 5.3, 7, 8, 9, 10 and 11, and Exhibit A, shall survive termination of this Agreement.

11.6    Governing Law; Jurisdiction.    This Agreement and all matters relating to this Agreement shall be construed in accordance with and controlled by the laws of New York, without reference to its conflict of law principles. The parties expressly exclude the applicability of the United Nations Convention on the International Sale of Goods to this Agreement. The parties agree to submit to the jurisdiction of the courts of New York and hereby waive any objections to the jurisdiction and venue of such courts.

11.7    Attorneys’ Fees.    If either OpenTV or Licensee employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to seek its reasonable attorneys’ fees, costs and other expenses.

11.8    No Agency; Independent Contractors.    In connection with this Agreement each party is an independent contractor and as such will not have any authority to bind or commit the other. Furthermore, neither this Agreement, nor any terms and conditions contained herein, shall be construed as creating a partnership, joint venture or agency relationship or as granting a franchise.

11.9    Export Control.    Licensee acknowledges that the Products hereunder may be subject to restrictions on export and re-export under United States export laws and regulations (including the U.S Export Administration Act and the Regulations). Without affecting any limitations on the scope of any license granted under this Agreement, Licensee hereby assures that it will not (i) re-export or release the Product(s) to a national of another country requiring an export license or a license exception; or (ii) export a direct product of such software to those country groups designated by the U.S Bureau of Export Administration as requiring an export license or a license exception. Licensee shall defend and indemnify OpenTV from and against any damages, fines, penalties, assessments, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) arising out of any claim that the Products or other information or materials provided by OpenTV hereunder were exported or otherwise shipped or transported in violation of such laws and regulations.

11.10    Force Majeure.    Neither party shall be liable for failure to perform any of its obligations under this Agreement (except payment obligations) during any period in which such party cannot perform due to fire, earthquake, flood, or other natural disaster, epidemic, accident, explosion, casualty, strike, lockout, labor controversy, war, embargo, riot, civil disturbance, act of public enemy, act of God, or the intervention of any government authority, or any failure or delay of any transportation, power, or similar cause beyond either party’s control.

11.11    Severability and Waiver.    To the extent that any term, condition or provision of this Agreement is held to be invalid, illegal or otherwise unenforceable under applicable law, then such term, condition or provision shall be deemed amended only to the extent necessary to render such term, condition or provision enforceable under applicable law, preserving to the fullest extent possible the intent and agreements of the parties set forth herein; in the event that such term, condition or provision cannot be so amended as to be enforceable under applicable law, then such term, condition or provision shall be deemed excluded from this Agreement and the other terms, conditions and provisions hereof shall remain in full force and effect as if such unenforceable term, condition or provision had not been included herein. The failure of a party to prosecute its rights with respect to a default or breach hereunder shall not constitute a waiver of the right to enforce its rights with respect to the same or any other breach.

11.12    Entire Agreement; Amendment.    This Agreement and all Exhibits referred to herein embody the entire understanding of the parties with respect to the subject matter hereof and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. It shall not be modified except by a written agreement signed on behalf of Licensee and OpenTV by their respective duly authorized representatives. Licensee acknowledges that it is entering into this Agreement solely on the basis of the agreements and representations contained herein, and for its own purposes and not for the benefit of any third party. It is expressly agreed that the terms of this Agreement and its Exhibits shall supersede the terms in any purchase order or other ordering document.

11.13    Exhibits.    Each Exhibit to this Agreement shall be governed by the terms of this Agreement and the terms set forth therein. In the event of any inconsistency between the terms of this Agreement and the terms of the Exhibit, the terms of the Exhibit shall govern that Exhibit except as otherwise stated therein.

11.14    Headings.    Captions and headings contained in this Agreement have been included for ease of reference and convenience and shall not be considered in interpreting or construing this Agreement.

11.15    General Release:    The parties hereto acknowledge the existence of Section 1542 of the Civil Code of the State of California, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected settlement with the debtor.

11.16    Guaranty of Provisions:    MIHL hereby unconditionally and irrevocably guarantees the prompt and punctual performance of all obligations of MCA under this Agreement, and the other agreements and documents contemplated by this Agreement or entered into directly in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed and delivered this Agreement.

OPENTV, INC.		MULTICHOICE AFRICA LIMITED
By:	/s/ James J. Ackerman	By:	/s/ Kim Reid
	Print Name: James J. Ackerman Print Title: Chief Financial Officer Date: August 16, 2002		Print Name: Kim Reid Print Title: Chief Executive Officer Date: 16 August 2002

SIGNED at                  this                  day of 2002

Signed by	)
)
	)	/s/ Allan Rosenzweig
on behalf of	)
MIH LIMITED	)

Exhibit A:	Defined Terms
Exhibit B:	OpenTV Enterprise and Network Solutions
Exhibit C:	OPENTV Interactive Applications
Exhibit D:	Maintenance and Support
Exhibit E:	Fees

EXHIBIT A

DEFINED TERMS

“Affiliates” shall mean any entity controlled by, under common control with or controlling the relevant party.

“Approved Equipment” shall mean computer software and hardware approved by OPENTV for use with the Products pursuant to the Documentation.

“Confidential Information” shall refer to a party’s internal business, financial, and marketing information, and OPENTV’s technical documentation or information, including, but not limited to, all know-how, techniques, ideas, principles and concepts which underlie any element of the Product and/or the Documentation and which may be apparent by use, testing or examination of them, or relating to the architecture, code (object or source), conceptual structure or internal operation of the Product, and any other materials or information received from OPENTV which have been identified as confidential or proprietary by OPENTV. Confidential Information shall expressly include any and all information derived from the foregoing Confidential Information. The terms contained in this Agreement shall be deemed to be Confidential Information.

“Documentation” means all documents, notes and drawings delivered by OPENTV to Licensee hereunder, which OPENTV designates as the final user guides or manuals in connection with the installation or use of the Products.

“Enterprise Solutions Application Program Interfaces” means the interfaces between (a) an Enterprise Solution Software Product’s server software components and Gadgets, and (b) the OPENTV developer tools product Gadgets for such OPENTV Enterprise Solution Software Product which may be included in Interactive Applications.

“Enterprise Solutions Software” means the OPENTV Products identified in the applicable Exhibit B as Enterprise Solutions Software that interfaces with Interactive Applications transmitted by Licensee to Receivers to (a) enhance such Interactive Applications by including additional content and data in such Interactive Applications, (b) enable Licensee to receive data from Receivers through the use of such enhanced Interactive Applications by Subscribers, and (c) allows Licensee to manage the outflow, inflow and processing of the content and/or data for such enhanced Interactive Applications.

“EOL” means the “end of life” of a Product as described in Section 3.2 of this Agreement.

“Error” means an incident that OPENTV’s investigation reveals is caused by the Product’s failure to perform in accordance with the specifications set forth in the Documentation save for failures which are of a trivial nature and that do not have an adverse effect on Licensee’s use of the Product. An incident will not be classified as an Error if (a) the relevant Product is not used for its intended purpose or (b) the incident is caused by Licensee’s or a third party’s software or equipment.

“Gadgets” means a distinct function, feature, protocol or other application which performs a specific task, activity or process in connection with an OpenTV Publisher API or Enterprise Solution API as such term is commonly used in the industry.

“Intellectual Property Right” means any patent, registered design, copyright, design right, topography right, trade mark, service mark, application to register any such rights, rights in the nature of any of the aforementioned rights, trade secrets, rights in unpatented know-how, right of confidence and any other intellectual or industrial property rights of any kind whatsoever in any part of the world.

“Interactive Application” means a digital interactive television program or application, whether developed by OPENTV, Licensee or a third party, which is either stored in a Receiver’s memory, or transmitted by Licensee to the Receiver and which relies on OPENTV Application Program Interface(s) to run on an OPENTV-enabled Receiver. In addition to the foregoing, an Interactive Application may include an OPENTV developer tools product Gadget which relies on the Enterprise Solution Application Program Interface(s) to enable the Interactive Application to utilize the server software components and Gadgets of an Enterprise Solution product.

“ITV Application” means a digital interactive television program or application, including but not limited to Interactive Application, whether developed by OPENTV, Licensee or a third party, which is either stored in a Receiver’s memory, transmitted by Licensee to the Receiver or stored in a cable or DBS headend. In addition to the foregoing, an Interactive Application may include an OPENTV developer tools product Gadget which relies on the Enterprise Solution Application Program Interface(s) to enable the Interactive Application to utilize the server software components and gadgets of an Enterprise Solution product.

“Licensee Content” means any information or publication owned, controlled, licensed, used, displayed or otherwise presented by Licensee.

“Licensee Data” means any content or data that Licensee provides in an Interactive Application.

“Licensee Features” means the look of the OpenTV Interactive Applications. As used herein, “look” means the composite and individual graphical features of the OpenTV Interactive Applications, or portion of such OpenTV Interactive Application, as apparent to Subscribers, that are unique to Licensee, were created by or on behalf of Licensee and that are incorporated into the OpenTV Interactive Application at Licensee’s request.

“OpenTV Interactive Application” means each Interactive Application licensed to Licensee pursuant to Exhibit C to this Agreement.

“OpenTV Publisher Application Program Interface(s) or APIs” means the interface between (a) the OPENTV Publisher product runtime and Gadgets, and (b) the OpenTV Publisher server product software components and Gadgets.

“OpenTV Publisher Interactive Application” means a digital interactive television program or application, whether developed by OPENTV, Licensee or a third party, which is transmitted by Licensee to the Receiver and which rely on the OpenTV Publisher APIs to run on an OPENTV-enabled Receiver.

“OPENTV System” shall have the same meaning as set out in the MCAL NSA. OPENTV System does not include any OPENTV Interactive Applications.

“Publisher Service” means an output service-stream with a maximum total output bandwidth capacity of 1 mbps. The total maximum cumulative capacity is as set out in number of Services as set out in Exhibit B-3.

“Product” means any OPENTV software licensed and delivered to Licensee under the terms of this Agreement or any Exhibit thereto. The term “Product” shall not refer to any third party product.

“Receiver” means a digital integrated receiver decoder that (a) is, or through a flash download becomes, OPENTV-enabled; (b) was supplied to Licensee, or to Subscribers, by an OPENTV licensed receiver manufacturer; and (c) receives, decodes and accesses programming and data signals transmitted by Licensee to individual Subscribers. Receivers may include televisions and television set-top boxes.

“Subscriber” means any person who is a party to a subscription contract with Licensee authorizing use of a Receiver or other device to receive and access video, audio and/or data services transmitted by such Licensee.

“Territory” means:

for MCAL: the continent of Africa and the adjacent islands located in the Indian ocean being the Seychelles, Mauritius, the Comores, Reunion, Madagascar and Sao Toame,

for Multichoice Hellas SA: the countries of Greece and Cyprus,

for UBC: the country of Thailand.

“Update” means a minor improvement to a current Product. An Update may include bug fixes or performance enhancements.

“Upgrade” means a new version of a Product, which has been designated by OPENTV, in its sole discretion, as an “Upgrade.” Upgrades may add new functionalities that are significant.

EXHIBIT B-1

OPENTV ADVERTISE

The rights and obligations contained in this Exhibit B-1 shall apply exclusively to the OPENTV Enterprise or Network Solution identified in this Exhibit B-1 and to no other OPENTV Enterprise or Network Solution.

Capitalized terms shall have the meaning defined herein and in Exhibit A of the License Agreement for OPENTV Interactive Applications and Enterprise and Network Solutions (the “Agreement”).

1.    Product Subject to this Exhibit:      “OpenTV Advertise version 1.2”

2.    License Grant.    OPENTV hereby grants to Licensee a limited, non-exclusive, non-transferable, non-assignable and non-sublicensable (subject to Section 1.1 of the Agreement) license during the Term of the Agreement to use OpenTV Advertise, in machine readable object code form only and consistent with the specifications and limitations set forth in the Agreement, this Exhibit B-1 and/or the applicable Documentation, on the Approved Equipment solely for Licensee’s own internal business operations to (a) enhance Interactive Applications transmitted by Licensee to Receivers by including additional content and data in such Interactive Applications, (b) receive data from Receivers through the use of such enhanced Interactive Applications by the users of such Receivers, and (c) manage the outflow, inflow and processing of the content and/or data for such enhanced Interactive Applications. Licensee shall be permitted to make one copy of OpenTV Advertise for archival and backup purposes in accordance with the terms of the Agreement.

3.    License Fees

See Exhibit E.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed and delivered this Exhibit B-1of the Agreement.

OPENTV, INC.	MULTICHOICE AFRICA LIMITED

By: /s/ James J. Ackerman	By: /s/ Kim Reid

Print Name: James J. Ackerman	Print Name: Kim Reid
Print Title: Chief Executive Officer	Print Title: Chief Financial Officer
Date: August 16, 2002	Date: 16 August 2002

EXHIBIT B-2

OPENTV ACCOUNT

The rights and obligations contained in this Exhibit B-2 shall apply exclusively to the OPENTV Enterprise or Network Solution identified in this Exhibit B-2 and to no other OPENTV Enterprise or Network Solution.

Capitalized terms shall have the meaning defined herein and in Exhibit A of the License Agreement for OPENTV Interactive Applications and Enterprise and Network Solutions (the “Agreement “).

1.    Product Subject to this Exhibit:    “OpenTV Account version 1.1”

2.    License Grant.    OPENTV hereby grants to Licensee a limited, non-exclusive, non-transferable, non-assignable and non-sublicensable (subject to Section 1.1 of the Agreement) license to use OpenTV Account during the Term of the Agreement, in machine readable object code form only and consistent with the specifications and limitations set forth in the Agreement, this Exhibit B-2 and/or the applicable Documentation, on the Approved Equipment solely for Licensee’s own internal business operations to (a) enhance Interactive Applications transmitted by Licensee to Receivers by including additional content and data in such Interactive Applications, (b) receive data from Receivers through the use of such enhanced Interactive Applications by the users of such Receivers, and (c) manage the outflow, inflow and processing of the content and/or data for such enhanced Interactive Applications. Licensee shall be permitted to make one copy of OpenTV Account for archival and backup purposes in accordance with the terms of the Agreement.

3.    License Fees

See Exhibit E.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed and delivered this Exhibit B-2 of the Agreement.

OPENTV, INC.	MULTICHOICE AFRICA LIMITED

By: /s/ James J. Ackerman	By: /s/ Kim Reid
Print Name: James J. Ackerman	Print Name: Kim Reid
Print Title: Chief Executive Officer	Print Title: Chief Financial Officer
Date: August 16, 2002	Date: 16 August 2002

EXHIBIT B-3

OPENTV PUBLISHER

The rights and obligations contained in this Exhibit B-3 shall apply exclusively to the OPENTV Enterprise or Network Solution identified in this Exhibit B-3 and to no other OPENTV Enterprise or Network Solution.

Capitalized terms shall have the meaning defined herein and in Exhibit A of the License Agreement for OPENTV Interactive Applications and Enterprise and Network Solutions (the “Agreement”).

1.    Product Subject to this Exhibit:    “OpenTV Publisher version 1.3”

2.    License Grants.    This license is based on and limited to 10 Transact streams and 25 Publisher Services    (i.e. a maximum total cumulative bandwidth capacity of 25 Mbps per Territory. Licensee (or MCAL, MultiChoice Hellas or UBC, as the case may be), may broadcast as many OpenTV Publisher Interactive Applications as it chooses within such total bandwidth of 25 Mbps for its specific Territory). Licensee, MCAL, MultiChoice Hellas and UBC shall each have the right to duplicate and transmit the bouquet of OpenTV Publisher Interactive Applications applicable to their specific Territory over a maximum of 3 satellites covering their Territory provided that the bouquet transmitted on the 3 satellites in a particular Territory is the same or significantly similar. For the avoidance of doubt it is restated that, in no event shall Licensee and/or MCAL and/or MultiChoice Hellas and/or UBC, as the case may be, increase the number of different OpenTV Publisher Interactive Applications transmitted over the three satellites within its Territory and within the above referenced maximum capacity of allowed Publisher Services.

2.1    License to OpenTV Broadcast System Software    (OpenTV Publisher Version 1.37; Part number 02-750-40-01). Media: CD Rom, 1 copy.

OPENTV hereby grants to Licensee a limited, non-exclusive, non-transferable, non-assignable and non-sublicensable (subject to Section 1.1 of the Agreement) license to use OpenTV Publisher version 1.37 Broadcast System during the Term of the Agreement, in machine readable object code form only, and consistent with the specifications and limitations set forth in the Agreement, this Exhibit B-3 and/or the applicable Documentation, on the Approved Equipment solely for Licensee’s own internal business operations to (a) use the Broadcast System Software and related Documentation for purposes of Licensee developing, testing and demonstrating OPENTV Publisher Interactive Applications in a laboratory setting in accordance with the terms described herein; and (b) use the Broadcast System Software and related Documentation for the purposes of Licensee transmitting OpenTV Publisher Interactive Applications in accordance with the provisions of the MCAL NSA to Licensee’s Subscribers.

2.2    License to Redundant System Software    (OPENTV Publisher Version 1.37 Broadcast Version—Redundant; Part number 02-750-40-90). Media: CD-ROM, 1 copy.

OPENTV hereby grants to Licensee a limited, non-exclusive, non-transferable, non-assignable and non-sublicensable (subject to Section 1.1 of the Agreement) license to use OpenTV Publisher version 1.37 Broadcast Version—Redundant during the Term of the Agreement, in machine readable object code form only, and consistent with the specifications and limitations set forth in the Agreement, this Exhibit B-3 and/or the applicable Documentation, on the Approved Equipment solely for Licensee ‘s own internal business operations to use the OPENTV Publisher version 1.37 Broadcast Version—Redundant for the purpose of Licensee transmitting OPENTV Publisher Interactive Applications in accordance with the provisions of the MCAL NSA to provide uninterrupted service to its Subscribers in the event the primary server(s) fail to function properly.

2.3    License to the Test & Commissioning System Software    (OPENTV Publisher Version 1.3 Test and Commissioning Version, Part number 02-756-40-01, which will form a complete Test and Commissioning

System with the OpenTV Streamer Test and Commissioning System currently licensed under the MCAL NSA [and subject to upgrade to OpenStreamer 2.0]). Media CD-ROM, 1 copy.).

OPENTV hereby grants to Licensee a limited, non-exclusive, non-transferable, non-assignable and non-sublicensable (subject to Section 1.1 of the Agreement) license to use OpenTV Publisher version 1.3 Test and Commissioning Version during the Term of the Agreement, in machine readable object code form only, and consistent with the specifications and limitations set forth in the Agreement, this Exhibit B-3 and/or the applicable Documentation, on the Approved Equipment solely for Licensee’s own internal business operations to use the OpenTV Publisher version 1.3 Test and Commissioning Version and related Documentation for the purposes of Licensee developing, testing and demonstrating OPENTV Publisher Interactive Applications in a setting not involving a commercial deployment in accordance with the terms described herein.

2.4    License to the OpenTV Publisher Developer Software    (OpenTV Publisher 1.3 Developer’s Version Bundle, including the OpenTV Publisher 1.3 Developer’s version which includes the OpenTV Publisher Gadget development Kit and OpenTV Streamer 2.0 Developer’s Version 2.0, Part number 02-755-40-01). Media: CD-ROM, 11 copies.

OPENTV hereby grants to Licensee a limited, non-exclusive, non-transferable, non-assignable and non-sublicensable (subject to Section 1.1 of the Agreement and Section 4 below) license to use OpenTV Publisher version 1.3 Test Developer’s Version Bundle during the Term of the Agreement, in machine readable object code form only, and consistent with the specifications and limitations set forth in the Agreement, this Exhibit B-3 and/or the applicable Documentation, on the Approved Equipment solely for Licensee’s own internal business operations to use the OpenTV Publisher Developer Software and related Documentation for the purposes of Licensee developing, testing and demonstrating OPENTV Publisher Interactive Applications within Licensee’s premises in accordance with the terms described herein.

2.5    License to the OpenTV Publisher for Transactions    (OpenTV Publisher 1.3 for Transactions, Part number 02-760-40-01.) Media: CD-ROM, 1 copy.

OPENTV hereby grants to Licensee a limited, non-exclusive, non-transferable, non-assignable and non-sublicensable (subject to Section 1.1 of the Agreement) license to use OpenTV Publisher version 1.3 for Transactions during the Term of the Agreement, in machine readable object code form only, and consistent with the specifications and limitations set forth in the Agreement, this Exhibit B-3 and/or the applicable Documentation, on the Approved Equipment solely for Licensee’s own internal business operations to use the OpenTV Publisher version 1.3 for Transactions and related Documentation for the purposes of Licensee’s use of the return path and transaction Gadgets.

2.6    Archival Copies.    Licensee shall be permitted to make as many copies of the OpenTV Publisher Software and related Documentation licensed under this Section 2 as reasonably necessary for archival and backup purposes in accordance with the terms and conditions of the Agreement provided however that such copies shall be deemed Confidential Information and shall be kept within Licensee’s premises or premises of Licensee’s directly controlled subsidiaries and provided Licensee complies and has all its employees and/or consultants having access to such copies comply with the confidentiality provisions set out herein.

3.    License Fees.

See Exhibit E.

4.    Limited Sublicense Right.

(a)
In addition to the sub-license rights set out in Section 1.1 of the Agreement Licensee shall have the right with respect to the OpenTV Publisher Developer Software only to sublicense the licensed rights set out in a) and b) of clause 2.4 above to MWeb Studios (Pty) Ltd. located at 100 Fairway Close, Parow 7463, Cape Town, South Africa (“M-Web”), provided however that (i) Licensee shall coordinate performance of all duties and obligations of M-Web; (ii) Licensee shall have sole and full responsibility to satisfy all

Licensee obligations in this Agreement and (iii) Licensee shall indemnify OpenTV and hold OpenTV fully harmless in respect thereof in accordance with this Agreement;

(b)
OpenTV agrees to license additional OpenTV Publisher Developer Software to Licensee’s third party developers Consumer Controlled Content Television BV and MediaVerge Solutions (Pty) Ltd (“Third Party Developers”) at a fifteen percent (15%) discount from the then-current OpenTV standard price list, provided however that each such Third Party Developer shall enter into OpenTV’s standard license agreement for such Publisher Development Software. Licensee may add additional Third Party Developers to this clause provided that (i) such Third Party Developers are located in the Territory and (ii) Licensee has obtained OpenTV’s prior written consent, such consent not to be unreasonably withheld.

5.    Developed Gadgets And ITV Applications

5.1    Ownership.    OpenTV shall own all rights, title and interest in and to any Gadgets and iTV Applications, including software (source and object code) and including derivatives and improvements thereto (collectively, the “iTV Developments”), and including any and all patents and other Intellectual Property Rights associated with the iTV Developments, (i) that are jointly developed by OpenTV and Licensee and/or any Sub-Licensee, and (ii) that are developed by OpenTV at Licensee’s request; provided that Licensee shall receive from OpenTV a non-exclusive, royalty free, nontransferable (except for permitted Sublicensees as set forth in Section 1.1 of the Agreement), right and license to make, use and sell any Gadgets and iTV Applications in the Territory for so long as Licensee continues paying for Maintenance and Support for the Products licensed under this Exhibit. In all other cases, with respect to any and all iTV Developments conceived, created, reduced to practice, or developed by Licensee, Licensee shall provide to OpenTV the option of electing to pursue patent protection on each iTV Development by promptly delivering to OpenTV an “iTV Development Disclosure” (as defined below) according to the terms and conditions set forth in paragraph 5.2 below. OpenTV shall have thirty (30) days thereafter in which to evaluate the iTV Development Disclosure, determine whether or not to elect to pursue patent protection, and notify Licensee of its decision. If OpenTV declines to pursue patent protection for the iTV Development, then Licensee shall retain sole and full ownership rights in the iTV Development; subject to the provisions set forth in paragraph 5.5. If OpenTV elects to pursue patent protection of the iTV Development, OpenTV shall have sole and full ownership of the iTV Development, including any and all patents and other Intellectual Property Rights associated therewith; provided that Licensee shall receive from OpenTV a non-exclusive, royalty free, nontransferable (except for permitted Sub-Licensees), right and license to make, use and sell any Gadgets and iTV Applications in the Territory for so long as Licensee continues paying for Maintenance and Support for the Products licensed under this Exhibit. In the case of OpenTV ownership of an iTV Development, the fees and costs associated with obtaining patents and other Intellectual Property Rights including but not limited to the costs of preparing, filing and prosecuting applications and maintenance fees shall be borne by OpenTV.

5.2    Licensee Disclosure Requirements.    The iTV Development Disclosure means a written disclosure document describing in full, clear and exact terms the iTV Development, including a description of the field of the iTV Development, the problem solved by the iTV Development, a brief summary of the iTV Development and a complete and detailed description of the iTV Development sufficient to allow one of ordinary skill in the iTV field to make and use the Development. The parties agree to treat the iTV Developments, the iTV Development Disclosure, and all information associated therewith as Confidential Information. In the event that OpenTV has elected to pursue patent prosecution of an iTV Development within the 30 day period referred to in paragraph 5.1 above, then in addition to the initial iTV Development Disclosure, Licensee further agrees to continue to deliver any and all details of the iTV Developments to OpenTV and will provide all relevant documentation in existence relating thereto, including, without limitation, all relevant formulas, algorithms, specifications, programs, software (including source and object code), notes, plans, sketches, hardware configurations, processes, and prototypes.

5.3    Assignment of Rights.    With respect to the provisions in paragraph 5.1 above which provide for ownership rights of the iTV Developments to OpenTV, to the extent that any ownership rights are deemed to vest with Licensee, Licensee hereby assigns, and shall cause its employees, advisors and consultants to assign, all rights, title and interest in and to the iTV Developments, and to any and all patents and all other intellectual property rights associated therewith, and OpenTV shall have the right to register such patents and other intellectual property rights in its own name as assignee.

5.4    Licensee Cooperation in Obtaining Rights.    Licensee shall cooperate with OpenTV in obtaining and securing rights to the OpenTV owned iTV Developments. Licensee agrees to take all necessary action to protect the intellectual property rights related to the iTV Developments including, but not limited to, not making any public dissemination, use, offer for sale or sale of the Gadgets and iTV Applications that could in any way jeopardize the validity and enforceability of the Intellectual Property Rights associated therewith.

5.5    Covenant Not to Sue.    In all cases in which Licensee retains ownership rights to iTV Developments, Licensee agrees as to itself and the Licensee Entities, that neither Licensee nor any other Licensee entity shall assert against the OpenTV Entities and the OpenTV Entities’ respective suppliers, distributors, dealers, customers or licensees, any claim of patent infringement or violation of other Intellectual Property Rights based on the Licensee owned iTV Developments. OpenTV shall use all commercially reasonable efforts to bind all of its licensees to the same or a similar provision in respect thereto.

6.    Licensee’s access to Updates and Upgrades of the Software.    For as long as Licensee is covered by the Maintenance and Support contract as set out in Section 7 below, Licensee shall have access to free Updates of the Software. Licensee shall have access to Upgrades of the Software, provided Licensee has paid a license fee equal to a price resulting from a fifteen percent (15%) reduction of the OpenTV then-current list price for such Upgrade.

7.    Maintenance and Support

A flat fee of US$139,200 per annum, payable in United States Dollars for maintenance and support services (provided both to the Licensee and to MCAL, MultiChoice Hellas, and UBC) related to the main Broadcast System Software and Redundant System Software, Test & Commissioning Software and OpenTV Publisher Developer’s Kit licensed hereunder. The maintenance and support fee for the first year is payable form the date of successful integration and deployment of the Software.

8.    Software Integration, Installation and Acceptance

The integration, installation and acceptance process shall be defined in a separate Statement of Work under the existing Master Services Agreement between MCAL and OpenTV which Statement of Work shall be signed simultaneously with this Agreement.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed and delivered this Exhibit B-3 of the Agreement.

OpENTV, INC.	MULTICHOICE AFRICA LIMITED

By: /s/ James J. Ackerman	By: /s/ Kim Reid

Print Name: James J. Ackerman	Print Name: Kim Reid
Print Title: Chief Executive Officer	Print Title: Chief Financial Officer
Date: August 16, 2002	Date: 16 August 2002

EXHIBIT C-1

OPENTV INTERACTIVE APPLICATION—CHAT

The rights and obligations contained in this Exhibit C-1 shall apply exclusively to the OPENTV Interactive Application identified in this Exhibit C-1 and to no other OPENTV Interactive Application.

Capitalized terms shall have the meaning defined herein and in Exhibit A of the License Agreement for OPENTV Interactive Applications and Enterprise and Network Solutions (the “License Agreement”).

1.    Product Subject to this Exhibit:    “OpenTV Chat Application version 1.0.1”

2.    License Grant.    OPENTV hereby grants to Licensee a limited, non-exclusive, non-transferable, non-assignable and non-sublicensable license (subject to Section 1.1 of the Agreement) during the Term of the Agreement, on the Approved Equipment solely for Licensee’s own internal business operations to use the OPENTV Chat Application, in machine readable object code form only and consistent with the specifications and limitations set forth in the License Agreement, this Exhibit C-1 and/or the applicable Documentation, on the Approved Equipment in order to transmit the OPENTV Chat Application and data to Receivers in the Territory and such in accordance with the MCAL NSA.

3.    License Fees

See Exhibit E.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed and delivered this Exhibit C-1 of the Agreement.

OPENTV, INC.	MULTICHOICE AFRICA LIMITED

By: /s/ James J. Ackerman	By: /s/ Kim Reid

Print Name: James J. Ackerman	Print Name: Kim Reid
Print Title: Chief Executive Officer	Print Title: Chief Financial Officer
Date: August 16, 2002	Date: 16 August 2002

EXHIBIT C-2

OPENTV INTERACTIVE APPLICATIONS—NEWS, SPORTS, WEATHER, HOROSCOPE

The rights and obligations contained in this Exhibit C-2 shall apply exclusively to the OPENTV Interactive Applications identified in this Exhibit C-2 and to no other OPENTV Interactive Application.

Capitalized terms shall have the meaning defined herein and in Exhibit A of the License Agreement for OPENTV Interactive Applications and Enterprise and Network Solutions (the “License Agreement”).

1.    Products Subject to this Exhibit:

OpenTV News Application version 1.0

OpenTV Sports Application version 2.0.0

OpenTV Weather Application version 2.0

OpenTV Horoscope Application version 1.03

2.    License Grant.    OPENTV hereby grants to Licensee a limited, non-exclusive, non-transferable, non-assignable and non-sublicensable license (subject to Section 1.1 of the Agreement) during the Term of the Agreement, on the Approved Equipment solely for Licensee’s own internal business operations to use the above referenced OPENTV Application, in machine readable object code form only and consistent with the specifications and limitations set forth in the License Agreement, this Exhibit C-2 and/or the applicable Documentation, on the Approved Equipment in order to transmit the above referenced OPENTV Applications and data to Receivers in the Territory and such in accordance with the MCAL NSA.

3.    License Fees

See Exhibit E.

4.    Data.    Licensee shall be responsible for providing all content and data that are used in connection with the Products subject to this exhibit.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed and delivered this Exhibit C-2 of the Agreement.

OPENTV, INC.	MULTICHOICE AFRICA LIMITED

By: /s/ James J. Ackerman	By: /s/ Kim Reid

Print Name: James J. Ackerman	Print Name: Kim Reid
Print Title: Chief Executive Officer	Print Title: Chief Financial Officer
Date: August 16, 2002	Date: 16 August 2002

EXHIBIT C-3

THE PLAYJAM CHANNEL APPLICATIONS

The rights and obligations contained in this Exhibit C-3 shall apply exclusively to the OPENTV Interactive Applications identified in this Exhibit C-3 and to no other OPENTV Interactive Application.

Capitalized terms shall have the meaning defined herein and in Exhibit A of the License Agreement for OPENTV Interactive Applications and Enterprise Solutions (the “Agreement”).

1.     Products Subject to this Exhibit:

PlayJam Channel Applications: The PlayJam Channel Applications shall initially consist of 10 PlayJam branded digital interactive games (entitled “Blackjack”, “Boogie Lights”, “Day Job”, “East End Arrows”, “Headfunk”, “Hit ‘n Hope”, “Lane 13”, “Nutz”, “Tapeworm” and “Thievin’ Monkeys”) and a PlayJam branded games menu and download screen (the “Channel Mosaic”). On the second, third and fourth anniversaries of the commencement of the license period Licensee shall have the option to have OpenTV deliver to Licensee 5 (five) additional PlayJam-branded digital interactive games which shall thereafter form part of the Playjam Channel Applications. In the event that Licensee exercises this option, no additional fees are payable for such additional games, and such games shall be mutually selected by Licensee and OpenTV from the then-existing library of games offered by OpenTV.

2.    License Grant

OPENTV hereby grants to Licensee a limited, non-exclusive, non-transferable and non-sublicensable license (subject to Section 1.1 of the Agreement) during the Term to use the PlayJam Channel Application in order to transmit the PlayJam Channel Applications to Receivers and deploy the PlayJam Channel Applications on the digital satellite television platform owned and operated by Licensee (“Licensee Platform”) in the Territory in accordance with the terms of the Agreement (and where applicable the MCAL NSA).

3.    License Period

Subject always to earlier termination in accordance with Section 5 of the License Agreement, the license period(s) for the PlayJam Channel Applications shall be 5 years from the date of commercial deployment.

4.    Deployment of the Commercially Deployed Channel

OPENTV shall, in addition to the Channel Mosaic, select a minimum of four games from all the digital interactive television games making up the PlayJam Channel Applications to be deployed by the Licensee on the Licensee Platform at any one time, the initial selection of such games to be at OPENTV’s discretion (“Commercially Deployed Channel”). Thereafter, OPENTV may replace and/or rotate such of the initial four games within the Commercially Deployed Channel with any of the remaining games within the PlayJam Channel Application subject to Licensee’s written approval (such approval not to be unreasonably withheld or delayed). OPENTV agrees to have selected

–	all ten games within the PlayJam Channel Applications at some time during the initial two years of the license term;

–
all 5 additional games (provided by OpenTV to the Licensee on the second, third and fourth anniversaries of the commencement of the license) during each subsequent 12-month period of the license, provided that Licensee has approved the same.

5.    License Fees

Licensee agrees to pay the license fees for the PlayJam Channel Applications as set out in Exhibit E.

In addition Licensee shall pay to OpenTV 50% (fifty percent) of net revenue generated through the PlayJam Channel Applications but excluding any revenue generated through core pay television subscription. For the purposes of this calculation net revenue shall be defined as all monies generated and actually received by Licensee and/or Sub Licensees directly as a result of the revenue generating model specifically related to the PlayJam Channel Applications less direct costs associated with third party advertising commissions, agency fees, and costs associated with any premium rate telephony provider.

6.    Customization and Integration Fees

Licensee shall pay a one time fee of one-hundred twenty five thousand dollars (US$125,000) for integration, general customization and any required localization of the PlayJam Channel Applications for the MCAL Territory, such fee to be payable upon the earlier of acceptance by Licensee (in accordance with mutually agreed acceptance criteria) of the integration by OPENTV of the PlayJam Channel Applications or Commercially Deployed Channel across each of the Licensee’s EN2 capable Receivers specified by Licensee (subject always to the overall maximum of 10 such Receivers and provided that Licensee has provided the development and consumer versions of such Receivers as specified below) or deployment of the PlayJam Channel Application or Commercially Deployed Channel (as defined below) on the Licensee Platform.

Any sub-licensee, other than MCAL, sublicensed pursuant to clause 1.1 of the Agreement shall pay an integration fee of ten thousand dollars (US$10,000) per each type of EN2 capable Receiver deployed. The fee payable by such sub-licensee for general customization and any required localization shall be negotiated and agreed at the time of the sub-license and shall be subject to a statement of work to be agreed between the parties.

7.    Content Update Fees

The standard content update fee for each English language Content Update per digital interactive game within the PlayJam Channel Applications shall be charged on a time and materials basis not to exceed five thousand dollars (US$5,000) unless otherwise mutually agreed by Licensee and OpenTV, payable upon deployment of each Content Update on the Licensee Platform. Content Update is defined in this Exhibit C-3 as new and revised text content of those digital interactive games within the PlayJam Channel Application consisting of word puzzles or containing quiz questions. OPENTV may, at its discretion, at any time during the license period suggest Content Updates and undertake such further Content Updates subject to written approval by Licensee.

8.     Provision of Receivers.

Licensee shall, at Licensee’s cost, provide OPENTV with a minimum of 2 development Receivers and 2 consumer Receivers for each type of EN2 capable Receiver deployed in connection with the Licensee's Platform it wishes integration to take place on (to an overall maximum of 10 such Receivers per Territory) within 21 days of execution of this Agreement.

9.    Integration.

OPENTV shall use all commercially reasonable efforts to complete integration of the Commercially Deployed Channel on the Licensee Platform within three months of OPENTV's receipt of the requisite development and consumer versions of Licensee’s Receivers. Licensee shall use its commercially reasonable efforts to deploy the Commercially Deployed Channel as soon as practicable after integration of the Commercially Deployed Channel. For the avoidance of doubt, in respect of the Licensee Territory, OPENTV shall deliver the PlayJam Channel Application integrated upon the first of the Licensee’s EN2 capable Receivers (provided OPENTV has received the relevant development and consumer versions of such Receiver). Thereafter, OPENTV shall integrate the PlayJam Channel Application across the remaining nine of the Licensee's EN2 capable Receivers (provided OPENTV has received the development and consumer versions of such Receivers in accordance with the above provisions).

10.    OPENTV/OPENTV Licensor's Logo.    Licensee shall retain (i) the PlayJam logo and trade and service marks and (ii) the copyright notices of Static 2358 Limited (OPENTV’s licensor) in the PlayJam Channel Application at all times the PlayJam Channel Application is deployed on the Licensee Platform. Licensee agrees that all rights in such names, logo, trade and service marks together with the goodwill generated by the deployment of the PlayJam Channel in the Territory shall be the exclusive property of OPENTV or OPENTV’s licensor and Licensee shall not acquire any rights therein.

11.    Licensee Obligations:

(a)
Licensee acknowledges and agrees that, it is the owner and/or operator of the Licensee Platform; that it shall deploy the PlayJam Channel Applications on the Licensee Platform in the Territory in accordance with the terms of this Exhibit C-3 and/or this Agreement; and that it shall obtain any broadcast clearances, licenses and consents required in relation thereto.

(b)
Licensee further acknowledges and agrees that it is responsible for ensuring that the content of the PlayJam Channel Applications complies with the applicable laws, rules, regulatory codes, orders and directions enacted within the Territory relating to the content of the PlayJam Channel Applications or issued from time to time by any competent regulatory authority within the Territory. Licensee shall, within 30 days of delivery of the PlayJam Channel Applications and within 5 working days of receipt of a Content Update, check and approve the content of the PlayJam Channel Applications as in compliance with all such applicable laws, rules, regulatory codes orders and directions and shall notify OPENTV in writing of any changes required to be made to the PlayJam Channel Applications in order for the PlayJam Channel Application to so comply. If, subsequent to such approvals, the PlayJam Channel Applications (or any part thereof) are found or reasonably believed to be in breach of any such laws, rules, regulatory codes orders and directions then the Licensee shall notify OPENTV in writing and OPENTV shall modify or edit the PlayJam Channel Applications in accordance with Licensees reasonable instructions. Such modifications or edits may, at OPENTV’s discretion be charged to Licensee at cost by OPENTV. Licensee hereby indemnifies OPENTV for all costs, damages, expenses, claims and losses incurred by OPENTV or OPENTV’s licensor (including reasonable legal fees) as a result of a breach by Licensee of this clause.

(c)
Licensee shall during the requisite license period deploy the Commercially Deployed Channel on the Licensee Platform and shall provide such uplink facilities and bandwidth capacity as permits the Commercially Deployed Channel to be deployed effectively on the Licensee Platform at any one time.

(d)	Licensee understands and acknowledges that the PlayJam Channel Applications will be broadcast in the English language in the Licensee Territory.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed and delivered this Exhibit C-3 of the Agreement.

OPENTV, INC.	MULTICHOICE AFRICA LIMITED

By: /s/ James J. Ackerman	By: /s/ Kim Reid

Print Name: James J. Ackerman	Print Name: Kim Reid
Print Title: Chief Executive Officer	Print Title: Chief Financial Officer
Date: August 16, 2002	Date: 16 August 2002

Exhibit D

Maintenance and Support for the Products

1.    FEES; TERM AND RENEWAL.    Provided Licensee has paid to OPENTV the applicable Maintenance and Support Fee as defined in Exhibit E, OPENTV shall provide the Maintenance and Support Services (the “M&S”) set forth below for such Product during the Term of the Agreement. OPENTV shall have no obligation to provide the M&S to Licensee if (1) any fees relating to this Agreement are due and unpaid thirty (30) days following written notice to Licensee of such fees due and unpaid; (2) the Products are used on any equipment other than OpenTV recommended equipment, or (3) Licensee uses or modifies such Products in breach of this Agreement.

2.    ACCESS TO OPENTV.    For so long as Licensee is timely in the performance of its obligations under this Agreement and these M&S Terms, OPENTV shall provide Licensee with access to free updates of the licensed Products hereunder and access to OPENTV Technical Support staff via telephone, fax, or email, Monday through Friday, from 8:00 a.m. to 5:00 p.m. Local Greenwich Time (excluding designated OPENTV company holidays). No access to Upgrades of the licensed Products are included as part of the M&S.

3.    REQUEST FOR PROBLEM RESOLUTION; REPORTS.    All requests are logged and assigned a call reference number at which time OPENTV will perform an initial diagnosis and determine as far as reasonably practical, the source of any problem which led to the help request. All service related calls are managed through OPENTV’s Call Management System. This system ensures each call has a designated owner who is responsible for resolution of the issue. From this system OPENTV will provide Licensee with call reports. These reports will include details such as (a) total calls reported to OPENTV during the preceding period, (b) total calls closed, (c) average time to close the call, and (d) progress report on outstanding calls.

4.    BUG FIXING AND COOPERATIVE DEVELOPMENT OF ESCALATION PROCEDURES.

4.1    Bug Fixing.    OPENTV will investigate incident reports concerning suspected problems with the Products provided that Licensee sends OPENTV a written report which includes evidence of the suspected error, and that the incident can be reproduced. OPENTV will use commercially reasonable efforts to promptly correct the problem or provide a workaround to permit the Products to perform in conformance with its Documentation. Should a problem not be resolved quickly or for bugs that require further investigation the following “Escalation Procedures” shall be invoked to ensure that the appropriate resources are made available to clear the problem.

4.2    Escalation Procedures.    An agreed action plan will be developed based upon the recommendation of OPENTV engineering team and communicated to Licensee. When an escalated problem has been resolved, the call will be closed on the OPENTV call management system. A problem will not be considered resolved until one of the following activities has been completed:

a)	A resolution to the problem is obtained to Licensee’s reasonable satisfaction.

b)	A code change in the form of a patch or a new revision that corrects the problem without causing additional problems has been delivered, successfully installed and is working.

c)	A workaround is delivered and accepted by Licensee.

d)	An engineering commitment is made to correct the problem in a specific future release of the product.

e)	An official policy or position statement is issued by OPENTV that explains why OPENTV does not intend to take further action.

4.3    Excluded Services.    OPENTV shall not be obligated to fix any problem where the Product:

a)	is not used for its intended purpose; or

b)	has been altered, damaged, modified or incorporated into other software in a way not approved by OPENTV; or

c)	is a release that is no longer supported by OPENTV; or

d)	is caused by Licensee’s or a third party’s software or equipment or by Licensee’s negligence, abuse, misapplication, or use of the Product other than as specified in the Documentation.

In the event fixing the problem would require changes to Licensee’s hardware then Licensee agrees that the costs of such changes to its hardware will be borne entirely by Licensee.

Licensee acknowledges that if it requests OpenTV to add additional functionalities which involve enhancing the feature-set of the Products beyond its specifications that this is not covered by its fixed annual maintenance and support fee and that in the event that OpenTV agrees to provide such additional functionalities, Licensee will be charged on a time and materials basis.

If OPENTV reasonably determines that it has no obligation to fix the reported incident for one of the reasons stated above, the parties may enter into a Services Agreement authorizing OPENTV to provide additional support services at OPENTV’s then-current consulting rates plus expenses.

5.    ON-SITE ENGINEERING RESPONSE.    If OPENTV is unable to reproduce a Critical problem within its internal support environment or is unable to resolve the problem remotely within a reasonable time period, then on request by the Licensee OPENTV shall supply an engineer with the appropriate skill level to travel to Licensee’s site to investigate the problem and, if possible, provide a workaround or permanent solution. In such event OpenTV shall consult with Licensee for the provision of such engineer. If both parties agree to have such engineer travel to Licensee’s site in order to resolve the problem then Licensee shall pay for such consulting services in accordance with OpenTV’s then-current price list and all reasonable travel and lodging expenses. Notwithstanding the foregoing, if in accordance with this section an OpenTV engineer travels to Licensee’s on site location in order to resolve the problem and determines that as a result of the Critical Problem the Product fails to perform in accordance with the Documentation, then all related costs and expenses incurred in connection with remedying the Critical Problem shall be borne by OpenTV. Problems which are not Critical will follow the formal escalation process described in Section 4 above. OPENTV will communicate with Licensee’s designated contacts and provide regular reports to Licensee of all activities undertaken to fix the problem. Where necessary, OPENTV will obtain Licensee’s acceptance of a proposed solution prior to its implementation. For purposes of this section a Critical problem shall mean a problem whereby Licensee cannot transmit any Interactive Application or where there is loss or corruption of data and/or there is no reasonable workaround.

6.    ACCESS TO OPENTV SUPPORT WEB PAGE.    OPENTV support web pages are password protected. To control unauthorized access, the relevant information will be provided to the Licensee’s previously designated central contact person only. The OPENTV support web site typically provides product information relating to bug fixes, patch releases, Frequently Asked Questions, beta programs and product announcements. Direct access to support for call reporting purposes, status updates et cetera will also be made available.

7.    MODIFICATIONS.    OpenTV may make modifications to the Products from time to time. Except for the maintenance and support obligations described above, such modifications shall be solely at OpenTV discretion. So long as such modifications do not negatively affect the performance or functionality of the Product in any material respect, OpenTV shall have the right to require that Licensee use such modifications as part of its ongoing license to the Products, and that Licensee refrain from using any software, or portions thereof, that are replaced by such modifications.

ATTACHMENT 1 TO EXHIBIT D

SITES FOR MAINTENANCE AND SUPPORT SERVICES

SITES FOR MAINTENANCE AND SUPPORT PLAN.    Upon payment of the appropriate Maintenance and Support fees in accordance with this Agreement, Licensee shall be entitled to receive OPENTV’S Maintenance and Support Services provided by OPENTV for the following site(s):

A.    Primary Sites:

Address:	75, Republic Road Randburg South Africa

Technical Contact:

And at the primary site of MultiChoice Hellas and UBC sublicensed by MCA under clause 1.1 of the Agreement.